Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of July 1, 2004 (“Effective Date”), by and between CryoCor, Inc. (“CryoCor”) and Gregory Tibbitts (“Tibbitts”).

The parties agree as follows:

1. Employment. CryoCor hereby employs Tibbitts, and Tibbitts hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Tibbitts is employed as Vice President of Finance and Chief Financial Officer, reporting to the Chief Executive Officer (“CEO”), and shall have the duties and responsibilities assigned by CryoCor both upon initial hire and as may be reasonably assigned from time to time. Initially, Tibbitts’ duties shall include corporate legal, management of company insurance, supervision of the accounting department (including payroll) of the company, financial planning and reporting, participation in the overall management of the company, strategic planning of the development of milestones and objectives of the company going forward, and assisting in the external activities associated with obtaining private financial support for the company. Tibbitts shall perform faithfully and diligently all duties assigned to him. CryoCor reserves the right to modify Tibbitts’ position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Tibbitts continues to report to the CEO.

2.2 Best Efforts/Full-time. Tibbitts will expend his best efforts on behalf of CryoCor, and will abide by all policies and decisions made by CryoCor, as well as all applicable federal, state and local laws, regulations or ordinances. Tibbitts will act in the best interest of CryoCor at all times. Tibbitts shall devote his full business time and efforts to the performance of his assigned duties for CryoCor, unless Tibbitts notifies CryoCor in advance of his intent to engage in other paid work and receives CryoCor’s express written consent to do so.

2.3 Covenant Not To Compete. Except with prior written consent of CryoCor’s Board of Directors, Tibbitts will not, during the term of this Agreement, in any period during which Tibbitts is receiving compensation or any other consideration from CryoCor, including, but not limited to, severance pay or benefits pursuant to Section 7 herein, engage in competition with CryoCor, either directly or indirectly, in any manner or capacity, as advisor, principal, agent, affiliate, promoter, partner, officer, director, employee, stock holder, owner, co-owner, consultant, or any member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of CryoCor.

2.4 Work Location. Tibbitts’ principal place of work shall be located in San Diego, California, or such other location as the parties may agree upon from time to time.

3. Term. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 7 herein (“Term”).

4. Compensation.

4.1 Base Salary. As compensation for Tibbitts’ performance of his duties hereunder, CryoCor shall pay to Tibbitts an initial Base Salary of One Hundred Ninety Thousand Dollars ($190,000) per year, payable in accordance with CryoCor’s normal payroll practices, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2 Incentive Bonus. In 2004, Tibbitts will be eligible for an incentive bonus of up to Twenty Five Thousand Dollars ($25,000), less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions (“Bonus”). This Bonus shall be issued in the sole discretion of the CEO, based upon the achievement of certain company-wide goals and milestones to be mutually agreed to following discussions amongst the management team, with final approval of the Compensation Committee of the Board of Directors.

4.3 Stock Options. Subject to CryoCor’s Board of Directors’ approval, Tibbitts will be granted an incentive stock option to purchase shares of CryoCor common stock (“Common Stock”) under CryoCor, Inc.’s 2000 Stock Option Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of grant (the “Options). The number of shares under the Options shall be equivalent to approximately 1.15% of CryoCor’s fully diluted issued and outstanding shares of stock at the time of the date of grant, (the number of shares deemed to be outstanding on the date of grant shall include the number of shares of Common Stock actually outstanding on the date of grant, the number of shares of Common Stock into which the then outstanding shares of the Company’s Preferred Stock may be converted and the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options (including options granted on the same day as Tibbitts’ grants) and warrants outstanding on the date of grant) with the first of such option grants to be equivalent to approximately 1.0% of CryoCor’s fully diluted issued and outstanding shares of stock at the time of the date of grant (“Option 1”) and the second of such option grant to be the equivalent of approximately 0.15% of Cryocor’s fully diluted issued and outstanding shares of stock at the time of the date of grant (“Option 2”). Option 2 shall vest in accordance with the terms and conditions of the Plan, the Notice of Grant of Stock Option and the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”). Option 1 shall vest in accordance with the terms and conditions of the Plan, the Notice of Grant of Stock Option and the Stock Option Agreement, as amended by Amendment No. 1 to the Stock Option Agreement attached hereto as Exhibit B (the “Amended Stock Option Agreement”).

4.4 Performance and Salary Review. CryoCor will periodically review Tibbitts’ performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by CryoCor in its sole and absolute discretion.

4.5 Employment Taxes. All of Tibbitts’ compensations shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by CryoCor.

5. Customary Fringe Benefits. Tibbitts will be eligible for all customary and usual fringe benefits generally available to senior executives of CryoCor, subject to the terms and conditions of CryoCor’s benefit plan documents. CryoCor reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Tibbitts.

6. Business Expenses. Tibbitts will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of CryoCor. To obtain reimbursement, expenses must be submitted promptly, with appropriate supporting documentation, in accordance with CryoCor’s policies.

7. Termination.

7.1 At-Will Employment. Either Tibbitts or CryoCor shall have the right to terminate the employment relationship at any time, with or without cause or advance notice, subject to the provisions set forth in Section 7 herein. It is expressly understood that the employment relationship is at-will. CryoCor reserves the right to modify Tibbitts’ position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to this at-will employment relationship must be by a specific, written agreement signed by Tibbitts and the President and CEO of CryoCor.

7.2 Termination for Cause by CryoCor. Notwithstanding Section 7.1 above, CryoCor may terminate Tibbitts’ employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as the Board of Directors determination of any of the following: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Tibbitts with respect to Tibbitts’ obligations or otherwise relating to the business of CryoCor; (b) Tibbitts’ material breach of this Agreement or CryoCor’s Employee Innovations and Proprietary Rights Agreement; (c) Tibbitts’ conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; and (d) Tibbitts’ willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (e) Tibbitts’ failure to perform the essential functions of his position, with or without reasonable accommodation, due to a mental or physical disability; and (f) Tibbitts’ death. With respect to (a), (b) and (d) above, CryoCor shall give Tibbitts written notice of the offending conduct and a 30-day opportunity to cure any such violation or failure before terminating Tibbitts’ employment for Cause; provided however, that Tibbitts shall only be entitled to one cure period in any consecutive three month period. In the event Tibbitts’ employment is terminated in accordance with this subsection 7.2, Tibbitts shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other CryoCor obligations to Tibbitts pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Tibbitts will not be entitled to receive the severance payment described in subsection 7.3 below.

7.3 Termination Without Cause by CryoCor/Severance. CryoCor may terminate Tibbitts’ employment under this Agreement without Cause at any time, with or without advance notice. In the event of such termination, Tibbitts will receive the Base Salary then in effect, prorated to the date of termination, and continuation of his Base Salary for a period of six (6) months, payable in accordance with CryoCor’s regular payroll cycle, provided that Tibbitts: (a) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; and (b) executes a full general release in a form acceptable to CryoCor, releasing all claims, known or unknown, that Tibbitts may have against CryoCor arising out of or any way related to Tibbitts’ employment or termination of employment with CryoCor. All other CryoCor obligations to Tibbitts will be automatically terminated and completely extinguished.

7.4 Termination Upon A Change In Control.

(a) Acceleration of Vesting of Option 1. Upon a Change in Control of CryoCor (as defined in the Amended Stock Option Agreement) 50% of the then unvested shares subject to Option 1 shall immediately vest and become exercisable. In addition, in the event Tibbitt’s Service (as defined in the Plan) with CryoCor ceases as a result of a Termination After Change in Control (as defined in the Amended Stock Option Agreement), then all of the then unvested shares subject to Option 1 shall immediately vest and become exercisable upon Tibbitts’ execution of a full general release in a form acceptable to CryoCor, releasing all claims, known or unknown, that Tibbitts may have against CryoCor. Option 2 shall include the same Change of Control provision as Option 1, provided that, the Change of Control provision applicable to Option 2 shall not become effective unless and until Tibbitts has been continuously employed by CryoCor under this Agreement for a period of twelve months.

(b) 280G. If, due to the benefits provided under subsection 7.4(a) above, Tibbitts is subject to any excise tax due to characterization of any amounts payable under subsection 7.3(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts payable under subsection 7.3(a) will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under section 280G(b)(1) of the Code.

8. No Conflict of Interest. During the term of Tibbitts’ employment with CryoCor and during any period Tibbitts is receiving payments from CryoCor, Tibbitts must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with CryoCor. Such work shall include, but is not limited to, directly or indirectly competing with CryoCor in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which CryoCor is now engaged or in which CryoCor becomes engaged during the term of Tibbitts’ employment with CryoCor, as may be determined by CryoCor in its sole discretion. If CryoCor believes such a conflict exists during the term of this Agreement, CryoCor may ask Tibbitts to choose to discontinue the other work or resign employment with CryoCor. If CryoCor believes such a conflict exists during any period in which Tibbitts is receiving payments pursuant to this Agreement, CryoCor may ask Tibbitts to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Tibbitts agrees not to refer any client or potential client of CryoCor to competitors of CryoCor, without obtaining CryoCor’s prior written consent, during the term of Tibbitts’ employment and during any period in which Tibbitts is receiving payments from CryoCor pursuant to this Agreement.

9. Confidentiality and Proprietary Rights. As a condition of employment, Tibbitts agrees to read, sign and abide by CryoCor’s Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

10. Non-Solicitation.

10.1 Nonsolicitation of Customers or Prospects. Tibbitts acknowledges that information about CryoCor’s customers is confidential and constitutes trade secrets. Accordingly, Tibbitts agrees that during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, Tibbitts will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage CryoCor’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from CryoCor.

10.2 Nonsolicitation of CryoCor’s Employees. Tibbitts agrees that during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, Tibbitts will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage CryoCor’s business by soliciting, encouraging or attempting to hire any of CryoCor’s employees or causing others to solicit or encourage any of CryoCor’s employees to discontinue their employment with CryoCor.

11. Injunctive Relief. Tibbitts acknowledges that Tibbitts’ breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to CryoCor and agrees that in the event of any such breach, CryoCor shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. Agreement to Arbitrate. To the fullest extent permitted by law, Tibbitts and CryoCor agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between CryoCor and Tibbitts and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation, and unemployment insurance benefits are excluded. For the purpose of this agreement to arbitrate, references to “CryoCor” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Tibbitts’ claims arise out of or relate to their actions on behalf of CryoCor.

12.1 Consideration. The mutual promise by CryoCor and Tibbitts to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

12.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.3 Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

12.4 Costs of Arbitration. CryoCor shall bear the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of CryoCor under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of CryoCor. Tibbitts shall not be entitled to assign any of Tibbitts’ rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing CryoCor, but Tibbitts has participated in the negotiation of its terms. Furthermore, Tibbitts acknowledges that Tibbitts has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8 Survival. Sections 7 (Termination of Tibbitts’ Employment), 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Tibbitts’ employment by CryoCor.

14. Entire Agreement. This Agreement, including the CryoCor Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and CryoCor, Inc.’s 2000 Stock Option Plan and related option documents described in subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral including the employment offer letter dated June 1, 2004. This Agreement may be amended or modified only with the written consent of Tibbitts and the President/CEO of CryoCor. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

GREGORY TIBBITTS

Dated: August 18, 2004	/s/ GREGORY TIBBITTS

CRYOCOR, INC.

Dated: August 19, 2004	By:	/s/ GREGORY M. AYERS
Gregory M. Ayers, MD, PhD
President/CEO
CryoCor, Inc.
9717 Pacific Heights Blvd.
San Diego, CA 92121